Exhibit 4.17

This is an English translation

Supplementary Agreement II

This Agreement is entered into in Penglai City, Shandong Province by and between:

Party A: Shandong Ronghai Group Company, Beihai Branch, a collectively owned enterprise established and validly existing under the laws of the PRC. Address: No. 85, South Zhonglou Road, Penglai City; Legal Representative: Bai Liangyi.

Party B: Xue Baizhong, a PRC citizen.

Party C: Penglai Nuokang Pharmaceutical Co., Ltd., a limited liability company established and validly existing in Penglai City, Shandong Province under the laws of the PRC. Address: No. 136, Nanguan Road, Penglai City; Legal Representative: Xue Baizhong.

Party D: Shandong Penglai Pharmaceutical Plant, a collectively owned enterprise established and validly existing in Penglai City, Shandong Province under the laws of the PRC, and 100% owned by Party A.

With respect to the agreement signed on August 22, 2006 (hereinafter the “Original Agreement”), in addition to the Supplementary Agreement reached on August 23, 2006, the parties hereto have reached another agreement on the following supplementary terms:

1.	The parties agree that they will continue cooperating with each other after the expiration of cooperation term provided by the Original Agreement (i.e. by the end of December 31, 2014). The renewed cooperation term shall begin from January 1, 2015 to December 31, 2021. During the period from the date on which the cooperation relationship among the parties was formed, i.e. January 1, 2012, to the end of December 31, 2016, Party C shall pay an annual cooperation fee of RMB 2.10 million to Party D (among which, RMB 1.60 million for land leasing; RMB 400,000 for house leasing; and RMB 100,000 for technology consultancy); During the period from January 1, 2017 to December 31, 2012, Party C shall pay an annual rental of RMB 2.30 million to Party D (among which, RMB 1.60 million for land leasing; RMB 400,000 for house leasing; and RMB 300,000 for technology consultancy). The relevant payable taxes arising from this Agreement shall be borne by the lessor.

2.	Party D hereby waives the right of variety restoration and the acceptance right of variety transfer and other rights and interests owned by it after the expiration of lease term provided by Article 6(2) of the Original Agreement. Each party agrees that Party C shall have the sole ownership of and the relevant credentials approved by the State for the varieties which are operated by Party C under its name.

3.	Party C shall pay RMB 12.10 million to Party D within 10 days after the signing of this Agreement (please see the Appendix).

4.	Upon the expiration of lease term or when Party C no longer renews the lease, Party A and/or Party D shall be required to acquire the plants and other related assets left by Party C based on the value (which is reassessed on the basis of residual value or net book value of each asset), the specific amount of which shall be determined by Party B, Party C and Party A through consultation (please see the Appendix). Meanwhile, as the land use right to the land which is occupied by the injection preparation workshop actually belongs to Party D, Party C shall transfer such land use right to Party D without compensation by then.

5.	If Party C decides not to renew the lease upon the expiration of lease term provided by the Original Agreement, Party B shall, under the full assistance of Party C, assume and perform the obligation of renewing the lease pursuant to the agreed conditions set out above.

6.	During the valid term of this Agreement, if any party unilaterally terminates the lease provided by this Agreement, it shall pay the other party an amount of liquidated damages which equals to the number of non-performed years under this Agreement*RMB 1.50 million.

7.	This Supplementary Agreement shall be an integral part of the Original Agreement and have the same legal effect as the Original Agreement. Should there be any discrepancy between this Supplementary Agreement and the Original Agreement, this Supplementary Agreement shall prevail.

8.	This Supplementary Agreement shall take effect after signing and have four original copies with each Party holding one copy. Each copy shall have the same legal effect.

No text below.

This page is the signature page to the Supplementary Agreement II.

Party A: Shandong Ronghai Group Company, Beihai Branch

[Company Seal Affixed]

/s/ Bai Liangyi	November 22, 2011

Authorized Representative (Signature):

Party B: Xue Baizhong

/s/ Xue Baizhong	November 22, 2011

Xue Baizhong (Signature)

Party C: Penglai Nuokang Pharmaceutical Co., Ltd.

[Company Seal Affixed]

/s/ Xue Baizhong	November 22, 2011

Authorized Representative (Signature):

Party D: Shandong Penglai Pharmaceutical Plant

[Company Seal Affixed]

/s/ Bai Liangyi	November 22, 2011

Authorized Representative (Signature):

Appendix to Supplementary Agreement II

1.	Party C shall pay RMB 12.10 million to Party D as the consideration of exclusive buy-out of variety rights and interests.

2.	Upon the expiration of the original lease term (i.e. by the end of December 31, 2014), if Party C no longer renews the lease, Party C shall fully support Party B in succeeding Party C’s obligations under the Supplementary Agreement II. Party C shall dispose of the plants of injection preparation workshop and other assets based on the value (which is reassessed on the basis of the residual value or net book value of each asset). The facilities that can not be moved to the new factory for use shall be transferred to Party A and/or Party D in a corresponding price subject to the way of dismantling, and Party A and/or Party D shall acquire the plants of injection preparation workshop and other assets left by Party C in a specific price to be determined by the parties on the basis of the assessment data through consultation.

3.	Party A and/or Party D undertake that they will not establish any pharmaceutical enterprise at the locality of original leasing assets. Without prejudice to the normal operation of Party C, Party C undertakes to fully collaborate with the other parties in renovating and establishing an enterprise of other industry, all costs of which shall be borne by the party who proposes the project.

(No text below.)

Party A: Shandong Ronghai Group Company, Beihai Branch

[Company Seal Affixed]

/s/ Bai Liangyi	November 22, 2011

Authorized Representative (Signature):

Party B: Xue Baizhong

/s/ Xue Baizhong	November 22, 2011

Xue Baizhong (Signature)

Party C: Penglai Nuokang Pharmaceutical Co., Ltd.

[Company Seal Affixed]

/s/ Xue Baizhong	November 22, 2011

Authorized Representative (Signature):

Party D: Shandong Penglai Pharmaceutical Plant

[Company Seal Affixed]

/s/ Bai Liangyi	November 22, 2011

Authorized Representative (Signature):